                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            UNIVERSAL MFG. CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

TO THE SHAREHOLDERS OF UNIVERSAL MFG. CO.:

Notice is hereby given that the Annual Meeting of the Shareholders of UNIVERSAL MFG. CO. will be held at The Sheraton Hotel (formerly the Westin Aquila Hotel), 1615 Howard Street, Omaha, Nebraska, on November 16, 1999 at 10:00 a.m. for the election of members of the Board of Directors for the ensuing year, for a vote on an Independent Shareholder proposal to limit director compensation and for the transaction of such other business as may properly come before the meeting.

The date of record for voting at this 1999 Annual Meeting was the close of business on September 8, 1999. Only holders of common stock as of this record date are entitled to Notice of and to vote at the aforesaid meeting or any adjournment thereof.

It is hoped that as many Shareholders as possible will attend in person but if it will be impossible for you to do so, we request that you sign and return the enclosed Proxy in the envelope provided. Returning the Proxy does not prevent a Shareholder from attending the meeting and voting in person.

Enclosed with this Notice is the 1999 Annual Report of the Company.

By order of the Board of Directors.


                                               Donald D. Heupel, President
                                               T. Warren Thompson, Secretary

                          To Be Held November 16, 1999


         The enclosed proxy is solicited by the Board of Directors of Universal Mfg. Co. for use at the Annual Meeting of Shareholders of the Company to be held on November 16, 1999, and at any adjournment thereof. Such meeting is to be held at The Sheraton Hotel (formerly the Westin Aquila Hotel), 1615 Howard Street, Omaha, Nebraska, and will commence at 10:00 o'clock a.m. Such solicitation is being made by mail and the Company may also use its officers, directors and regular employees to solicit proxies from shareholders either in person or by telephone, telegraph or letter without extra compensation.

         Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy. Any revocation of a proxy may be in writing delivered to the Company or by oral statement of any shareholder in attendance at the Annual Meeting.

         This solicitation is being made by the Company. The entire cost of such solicitation, which represents the amount normally expended for a solicitation relating to an uncontested election of directors, plus the amounts related to the opposition of a shareholder proposal, will be borne by the Company. Such cost will include the cost of supplying necessary additional copies of the solicitation material and the annual report to shareholders, for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such recordholders for completing the mailing of such material and report to such beneficial owners.

         Only shareholders of record of the Company's 816,000 shares of Common Stock outstanding as of the close of business on September 8, 1999, will be entitled to vote. Each share of Common Stock is entitled to one vote on any matter which may properly come before the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders on or about October 7, 1999. The 1999 annual report of the Company to its shareholders is being mailed to shareholders with this proxy statement.

October 7, 1999.

                           PROPOSALS TO BE VOTED UPON

PROPOSAL 1:       ELECTION OF DIRECTORS

         The first proposal for the 1999 Annual Meeting is the election of four directors to hold office until the 2001 Annual Meeting of Shareholders or until a successor is duly elected and qualified. The following current directors have been nominated: Richard R. Agee, Richard E. McFayden, Helen Ann McHugh and Thomas W. Rasmussen. Detailed information on each nominee is provided in the Current Directors and Nominees section.

         As indicated in the proxy, where no direction is given, the proxies solicited by the Board of Directors will be voted in favor of the election of the nominees listed in this proxy statement. If any such nominees shall withdraw or otherwise become unavailable, which is not expected, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. Shareholders who neither submit a proxy nor attend the meeting, along with broker non-votes, will not be counted as either a vote for or against the election of a director. Directors will be elected upon receiving a majority of the votes cast in person or by proxy at the annual meeting, provided a quorum is present.

         Shareholders have cumulative voting rights. Each shareholder of record is entitled to as many votes as the total number of shares of Common Stock held of record by such shareholder multiplied by the number of directors to be elected by the shareholders. These votes may be divided among the total number of directors to be elected or distributed among any lesser number in such proportion as the shareholder may desire. Unless otherwise instructed, the proxy holders will vote the proxies received by them equally for each nominee shown in this proxy statement, reserving the right, however, to cumulate their votes and distribute them among the nominees in their discretion. By marking the appropriate box on the form of proxy, a shareholder may withhold authority to vote for all of the nominees listed below or, by inserting individual names in the blank space provided, may withhold the authority to vote for any one or more of such nominees. Neither shares nor proxies may be voted for a greater number of persons than the number of nominees shown below.

         Management recommends a vote FOR the election of the nominated directors.

PROPOSAL 2:       DIRECTOR COMPENSATION LIMITATION

         Mr. Robert W. Morrow, of Lincoln, Nebraska, submitted a shareholder proposal to Management to be presented at the 1999 Annual Meeting which proposes a cut to the base directors' fees to Eight Thousand and 00/100 Dollar ($8,000) per director per year for the next two years. Detailed information on Mr. Morrow's proposal is provided in the Shareholder Proposal section.

          The affirmative vote of a majority of shares present in person or by proxy is required for the approval of this proposal. Shareholders who neither submit a proxy nor attend the meeting, along with broker non-votes, will not be counted as either a vote for or against the shareholder proposal.

As indicated in the proxy, in the absence of instructions to the contrary, the proxies solicited by Management will be voted against the shareholder proposal presented by Mr. Morrow at the 1999 Annual Meeting.

         Management recommends a vote AGAINST the imposition of the proposed limitation on director compensation.

         The Trust Department of the First National Bank of Omaha will tally all votes cast in person or by proxy for the election of directors and with respect to the shareholder proposal.

                              ELECTION OF DIRECTORS

         Four directors are to be elected at this Annual Meeting to hold office until the 2001 Annual Meeting of Shareholders or until a successor is duly elected and qualified. The Articles of Incorporation of the Company provide for classification of directors into two classes to be elected in alternate years for two-year terms. The Company's current Bylaws provide for seven directors, with four to be elected in 1999 and three to be elected in 2000.

         All of the nominees are presently directors of the Company and have been previously elected by the shareholders with the exception of Richard R. Agee, who was selected by the remaining directors to fill a vacancy on the Board of Directors in July 1998. Mr. Agee is a third generation director who has extensive education in the automobile industry. Mr. Agee has seventeen years experience in the automobile industry as the Owner and General Manager of Agee's Automotive Repair & Parking. In 1987, he was a national finalist in the ASE/NAPA Technician of the Year competition. Currently, Mr. Agee is involved in various professional organizations relating to the automobile industry including the NAPA AutoCare Center of which he has presided as the Local Group President since 1993.

         Management recommends a vote FOR the election of the nominated directors.

                         CURRENT DIRECTORS AND NOMINEES

         The following table contains certain information with respect to the persons currently serving as directors including those persons nominated for election at the 1999 Annual Meeting of Shareholders:

Nominees:                                                             Year First
                                                                        Became                     Term
Name and Principal Occupation                        Age               Director                   Expires
-----------------------------                        ---               --------                   -------
RICHARD R. AGEE                                       47                 1998                       1999
 Owner & General Manager,
 Agee's Automotive Repair & Parking
 Lincoln, Nebraska

RICHARD E. McFAYDEN                                   47                 1984                       1999
 Partner, Perrigrine Partners, a Real
 Estate Investment Partnership
 Professor of Business and Associate Director of
 Student Services, Buena Vista University
 Omaha, Nebraska

HELEN ANN McHUGH                                      46                 1997                       1999
 Account Executive, SFI, LLC
 Santa Fe Springs, California

THOMAS W. RASMUSSEN                                   37                 1997                        1999
Field Service Engineer
MSX International
Denver, Colorado

Other Directors:
                                                                               Year First
                                                                                 Became                  Term
Name and Principal Occupation                        Age                        Director                Expires
-----------------------------                        ---                       ----------               -------
DONALD D. HEUPEL                                      52                         1985                    2000
  President of the Company
  Algona, Iowa

HARRY W. MEGINNIS                                     72                         1966                    2000
 Retired
 Palm City, Florida

T. WARREN THOMPSON                                    69                         1969                     2000
 Secretary of the Company
 Commercial Real Estate Broker
 Wahoo, Nebraska

         All directors and nominees for director have been in their respective occupations for more than the past five years with two exceptions. Before assuming his current position with MSX International, Mr. Rasmussen worked for Piper Jaffray from 1992 to 1997, for Arcadia Financial, Ltd. from 1997 to 1998 and Jeff Sacks Automotive Management Group from 1998 to July 12, 1999. In November 1998, SFI, LLC acquired Ms. McHugh's former employer, Caltar, Inc., and retained Ms. McHugh as Account Executive. Ms. McHugh and Mr. Rasmussen are cousins and through marriage, Mr. Thompson is the uncle of Mr. McFayden.

         There is no standing compensation committee of the Board of Directors. The Board of Directors acts as a whole as the Company's Audit Committee. As an Audit Committee, the Board of Directors reviews financial reporting and accounting matters, including the retaining of certified public accountants. The Board of Directors generally meets once each quarter. It held five regularly scheduled meetings during the fiscal year ended July 31, 1999, with each such meeting being a meeting of the Audit Committee, as well. In addition, the Board of Directors held eight special meetings via telephone conference throughout the year.

         Pursuant to a resolution adopted at the Company's quarterly meeting held July 21, 1998, the Board of Directors established a standing nominating committee to be elected from its members. The nominating committee consists of Mr. McFayden, who is Chairman, Ms. McHugh and Mr. Rasmussen. Nominations for the 1999 election had to be received no earlier than February 1, 1999 and no later than June 1, 1999. The nominating committee did not receive any nominee submissions for the 1999 election. Nominations for election to the Board of Directors to be considered at the 2000 Annual Meeting must be submitted in writing to the committee no earlier than February 1, 2000 and no later than June 1, 2000.

         At the Company's quarterly meeting held April 20, 1999, the Board of Directors established a personnel committee to evaluate the organizational structure and personnel needs of the Company's divisions and to recruit and hire qualified individuals to complete the Company's management team. The Board of Directors appointed Mr. Rasmussen, who is Chairman, Mr. Agee, Mr. McFayden and Mr. Heupel to the personnel committee.

                                   MANAGEMENT

         Executive officers of the Company, and other significant employees of the Company, are listed below:

Name and Age                                                Current Position and Business History
----------------------------------------------------------- --------------------------------------------------------
Donald D. Heupel (52) . . . . . . . . . . . .               President of the Company for more than the past five
                                                            years.

Harold J. Pursley (55) . . . . . . . . . .                  Vice President of the Company since July 21, 1998;
                                                            Treasurer of the Company since November 18, 1997. (1)

T. Warren Thompson (69) . . . . . . . . . .                 Secretary of the Company for more than the past five
                                                            years; Treasurer of the Company until October 31, 1995

Steve Nelson (43) . . . . . . . . . . .                     Director of Distribution Operations, Universal
                                                            Distribution LLC(2) since July 12, 1999.(3)
-----------------------------------------------------------------------------------------------------------------------

(1) The Board elected Mr. Pursley Treasurer of the Company at its 1997 Annual Meeting. The Board then appointed Mr. Pursley Vice-President at its quarterly meeting held on July 21, 1998.
(2) The Company formed Universal Distribution LLC to run its distribution operations on June 17, 1999. Detailed information regarding Universal Distribution LLC is provided in the Certain Transactions section.
(3) The personnel committee selected Steve Nelson to fulfill the position of Director of Distribution Operations and Mr. Nelson assumed this position on July 12, 1999.

         With the growth in its distributions operations, the Board determined that it needed a distribution expert to round out its management team. The Company hired Mr. Steve Nelson as Director, Distribution Operations in June 1999. Prior to coming to the Company, Mr. Nelson worked for John Deere and Toyota Motor Sales, USA. His most recent position was with Mazda, North America.

                     COMPENSATION OF PRESIDENT AND DIRECTORS

         The following table sets forth all compensation paid or payable by the Company during the past fiscal year to the President of the Company, Mr. Donald
D. Heupel:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation

-----------------------------------------------------------------------------------------------------------------
NAME AND                                                                                            ALL OTHER
PRINCIPAL POSITION                                  YEAR(1)                  SALARY                COMPENSATION
-----------------------------------------------------------------------------------------------------------------
Donald D. Heupel,                                     1999                 $41,000(2)             $39,777.20(3)
President of the Company
-----------------------------------------------------------------------------------------------------------------

(1)       For fiscal year ended July 31, 1999.
(2) Mr. Donald Heupel was compensated in fiscal 1999 partly by fixed salary and partly by commission expressed as a percentage of before-tax profits. Mr. Heupel's fixed salary for fiscal 1999 was $41,000. At its April 20, 1999 quarterly meeting, the Board increased Mr. Heupel's base salary from $3300 per month to $3800 per month effective May 1, 1999. His commission percentage was one and one-half percent. The Board of Directors has established a minimum monthly commission to be paid to Mr. Heupel of $1500. The total commission compensation paid to Mr. Heupel for fiscal 1999 was $22,416.65.
(3) Mr. Heupel was paid $16,500 in director fees. The amount listed as other compensation also includes an annual contribution of $1,597.41 made by the Company to Mr. Heupel's 401(k) account.

         Until May 1, 1999, all directors of the Company were paid $1,500 per month. The Board voluntarily reduced directors' fees from $1,500 to $1,000 per month at its quarterly meeting held April 20, 1999 effective May 1, 1999. In addition, Mr. Thompson was paid $3,100 during the last fiscal year for services rendered in his capacity as Secretary of the Company. Finally, the Company adopted a 401(k) plan (the "Plan") for its supervisory, clerical and sales employees, effective January 1, 1997. Mr. Heupel and Mr. Pursley currently participate in the Plan.

                         OWNERSHIP OF VOTING SECURITIES
                           BY DIRECTORS AND NOMINEES

         The following table sets forth the share ownership for each of the directors and nominees for director as of September 8, 1999:

                                   Name and Address                Amount and
                                          Of                  Nature of Beneficial              Percent
      Title of Class               Beneficial Owner                 Ownership                  Of Class
      -------------                ----------------           --------------------             --------
       Common Stock                Richard R. Agee                     300                      0 .04%
                                   5300 Bridle Lane
                                   Lincoln, NE 68516

       Common Stock                Donald D. Heupel                    500(1)                    0.06%
                                   219 South Avenue
                                   Algona, IA 50511

       Common Stock                Richard E. McFayden              20,690                       2.53%
                                   672 Fairwood Lane
                                   Omaha, NE 68132

       Common Stock                Helen Ann McHugh                  2,555                       0.31%
                                   546 N. Marengo  Ave.
                                   Pasadena, CA 91101

       Common Stock                Harry W. Meginnis                 2,700                       0.33%
                                   12776 Mariner Court
                                   Palm City, FL 34990

       Common Stock                Thomas W. Rasmussen              97,436(2)                   11.94%(3)
                                   P.O. Box 61428
                                   Denver, CO  80206

       Common Stock                T. Warren Thompson                 2600(4)                    0.32%
                                   1600 N. Chestnut
                                   Wahoo, NE 68066
---------------------------------------------------------------------------------------------------------

(1) Includes 500 shares owned by him and his wife as joint tenants with respect to which Mr. Heupel may be regarded as having shared voting power and shared investment power.
(2) According to a Schedule 13D Amendment filed with the SEC on September 15, 1999, Mr. Rasmussen disclosed that he had sole voting power over 100 shares; shared voting power over 97,336 shares, which includes 44,136 shares held by his mother Patricia Ann Rasumssen and 53,200 shares held by him as trustee of a trust of which he is one of four beneficiaries and sole dispositive power over 53,300 shares, including the 100 shares held by him directly and 53,200 shares held by him as trustee of the aforementioned trust. In the Schedule 13D, Mr. Rasmussen disclaimed beneficial ownership of any securities held by or for the benefit of his mother, Patricia Ann Rasmussen.
(3)       This 11.94% includes the 5.41% owned by Patricia Ann Rasmussen.
          See note 2 above for further discussion.
(4) Includes 2400 shares owned by Mr. Thompson's daughter, Katharyn Mary Thompson Wyckoff, to which Mr. Thompson may be regarded as having shared voting and investment power.

         In addition to the shared voting power and shared investment power indicated in the above footnotes, spouses of the persons listed may be regarded as having beneficial ownership and shared voting power and shared investment power with respect to the shares shown.

         The following table sets forth certain information as to the shares of Common Stock beneficially owned by all officers and directors of the Company as a group as of September 8, 1999:

                                                 Amount and Nature of
            Title of Class                       Beneficial Ownership                    Percent of Class
            --------------                       --------------------                    ----------------
             Common Stock                             126,781(1)                              15.54%
---------------------------------------------------------------------------------------------------------

(1) Includes 100,236 shares with respect to which members of the group may be regarded as having shared voting power and/or shared investment power.

                              CERTAIN TRANSACTIONS

         Due to growth in its distribution operations, the Board authorized the organization of Universal Distribution LLC to effect the separation of the manufacturing and distribution operations of the Company. On June 17, 1999, the Company filed Articles of Organization for "Universal Distribution LLC" and the Nebraska Secretary of State's Office issued a Certificate of Organization. The Company owns a ninety-nine percent (99%) membership interest in Universal Distribution LLC and Mr. Heupel owns the remaining one percent (1%) membership interest. The Company is also the manager of Universal Distribution LLC. Profits and losses from Universal Distribution LLC are allocated to the members based on their capital accounts and thus, the Company will receive ninety-nine percent (99%) and Mr. Heupel will receive one percent (1%) of the profits and losses.

                           INDEBTEDNESS OF MANAGEMENT

        The Company loaned Mr. Heupel the principal sum of Twenty Seven Thousand Ninety-Five and 66/100 Dollars ($27,095.66) pursuant to a Loan Agreement and Promissory Note dated July 31, 1999. The loan enabled Mr. Heupel to satisfy the supplemental capital call made by the Company as the controlling member of Universal Distribution LLC. The Promissory Note is payable in five equal annual installments and the unpaid principal balance accrues interest until maturity at an annual rate of 5.82%. Thereafter, the unpaid principal and interest due on the Promissory Note will bear interest until paid at the rate of 8% per annum. The Loan Agreement further obligates the Company to loan Mr. Heupel additional funds to satisfy future capital calls on substantially the same terms and conditions as the July 31, 1999 Promissory Note.

             SHAREHOLDER PROPOSAL: DIRECTOR COMPENSATION LIMITATION

         Mr. Robert W. Morrow, of Lincoln, Nebraska, has informed the Company that he intends to present the following proposal at the 1999 Annual Meeting:

         "Proposal to cut the base directors' fee to $8,000 per director per year for the next two years."

STATEMENT OF MR. MORROW AS THE PROPONENT

         Last year I wrote my proposal to limit the directors' fees to 10% of the previous years dividend. The board stated in their argument against my proposal that the proposal would place the directors in a conflicting position: I agree.

         I hope the directors will agree with me that Universal Manufacturing has fallen on hard times the past two years. The dividend currently stands at $.60 per year, down from $1.00 paid two years ago. The stock price has also fallen to near its lowest level in the past 20 years.

         Directors' fees of $8,000 per director per year is still extremely high compensation for non-employee directors of a company this size, and a two year lid on the directors' base compensation may motivate the directors to come up with some new ideas to help our company grow.

MANAGEMENT'S STATEMENT IN OPPOSITION TO THE PROPOSAL

         The current Board of Directors has a majority of persons who have full-time occupations independent of their obligations as directors of the Company. The experience and varied perspectives such individuals bring to the Board are critical in making informed and reasoned policy decisions on the complex issues with which the Board must deal. It is in the Company's and the shareholders' best interest to retain such qualified individuals to serve on the Board.

         The average director spends 8-12 hours per month on Company matters (the hours vary depending on the number of committees on which a director serves) and travels to Nebraska and Iowa for the Company's quarterly meetings four times a year. Because the time each director spends on Company matters and travel is time away from that director's principal occupation or business, payment of adequate compensation is essential to attract and retain qualified individuals willing to make the necessary time commitment to the Company.

         In order to adapt to recent business decisions by Ford Motor Company which have challenged the Company, the Board has spent a significant amount of time formulating and implementing strategic plans to increase the profitability of the Company's current operations and to attain other opportunities for profit. In addition to the quarterly meetings, during the past year the Board of Directors held multiple telephone conferences to discuss and implement ideas to help our Company grow. Our directors made further time commitments pursuing such opportunities outside of directors' meetings which required even more time away from their principal occupations.

         The results of the last few months of the fiscal year ended July 31, 1999 indicate improved performance. The efforts of Management and the Board of Directors are beginning to produce the desired results.

         The Board of Directors voluntarily reduced directors' fees from $18,000 to $12,000 effective May 1, 1999. The Board's decision to reduce directors' compensation occurred before Mr. Morrow submitted his proposal.

         Management believes that an additional reduction of director compensation would impair the Company's ability to attract, motivate and retain highly qualified individuals for the director positions. Compensation policies which attract and retain qualified directors are in the best interest of the shareholders, especially when the Company is engaged in restructuring its operations to meet changed circumstances. Only by attracting directors willing to devote substantial time and attention to Company matters can the Company expect to achieve its performance goals.

         Unlike many public companies, the Company has only two operating officers. The Company's ability to maintain such efficient management results directly from the active role the Board takes in the management of the Company. The Board's hard work enables the Company to achieve significant savings in executive compensation.

         Management believes that the current compensation structure for the Company's directors, as voluntarily reduced by the Board of Directors, is well within the range for comparable companies and that it is fair and appropriate in light of the obligations and responsibilities of corporate directors.

         Management recommends a vote AGAINST the imposition of a limitation on director compensation as set forth in the proponent's proposal.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the last fiscal year its officers, directors and greater than ten-percent beneficial owners complied with applicable Section 16(a) filing requirements.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth the names and certain information with respect to each person who, as of September 8, 1999, was known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock:

                                        Name and Address              Amount and Nature             Percent
                                               Of                       of Beneficial                 Of
       Title of Class                   Beneficial Owner                  Ownership                  Class
       --------------                   ----------------               ---------------              -------
          Common Stock                    Eloise Rogers Agee              75,592(1)                  9.26%
                                          2541 Woodleigh Lane
                                          Lincoln, NE  68502

          Common Stock                    Mary McFayden Donahue            46,258                    5.67%
                                          1301 South 80th Street
                                          Omaha, NE 68124

          Common Stock                    Patricia Ann Rasmussen          44,136(2)                  5.41%
                                          93 Palma Drive
                                          Rancho Mirage, CA 92270

          Common Stock                    Thomas Rasmussen                97,436(3)                 11.94%(4)
                                          P.O. Box 61428
                                          Denver, Colorado 80206


-------------------------------------------------------------------------------
(1) Includes four shares owned by her husband, Richard W. Agee, with respect to which Mrs. Agee may be regarded as having shared voting power and shared investment power.
(2) According to a Schedule 13D amendment filed with the SEC on September 15, 1999, Mrs. Rasmussen disclosed that with respect to these 44,136 shares she has shared voting power with her son, Thomas W. Rasmussen and shared dispositive power with her daughter.
(3) According to a Schedule 13D Amendment filed with the SEC on September 15, 1999, Mr. Rasmussen disclosed that he had sole voting power over 100 shares; shared voting power over 97,336 shares, which includes 44,136 shares held by his mother Patricia Ann Rasumssen (who is listed above) and 53,200 shares held by him as trustee of a trust of which he is one of four beneficiaries and sole dispositive power over 53,300 shares, including the 100 shares held by him directly and 53,200 shares held by him as trustee of the aforementioned trust. In the
         Schedule 13D, Mr. Rasmussen disclaimed beneficial ownership of any securities held by or for the benefit of his mother, Patricia Ann Rasmussen.
(4) This 11.94% includes the 5.41% beneficially owned by Patricia Ann Rasmussen. See note 4 above for further discussion.

         In addition to the persons listed above, any spouses of the persons listed may be regarded as having beneficial ownership and shared voting power and shared investment power with respect to the shares shown.

                              FINANCIAL STATEMENTS

         The Company's annual report for the fiscal year ended July 31, 1999, including financial statements, has accompanied or preceded the mailing of this proxy statement.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER SOLICITED A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED JULY 31, 1999. A WRITTEN REQUEST FOR SUCH REPORT SHOULD BE DIRECTED TO DONALD D. HEUPEL, PRESIDENT, UNIVERSAL MFG. CO., 405 DIAGONAL STREET, ALGONA, IOWA 50511.

                                  AUDIT MATTERS

         The Board of Directors of the Company at its meeting of July 20, 1999, selected the accounting firm of Deloitte & Touche LLP, independent certified public accountants, to conduct the audit examination of the Company and its subsidiary for the fiscal year ending July 31, 2000, and to prepare the Company's corporate income tax returns for the same fiscal year.

         Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. Such representations will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                             SHAREHOLDERS' PROPOSALS

         In order for any proposal of shareholders to be presented as an item of business at the 2000 Annual Meeting of Shareholders of the Company, the proposal must be received at the Company's principal executive offices no later than May 26, 2000.

                                  OTHER MATTERS

         The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by the proxy in the accompanying form will be voted on such matter in accordance with the best judgment of the persons acting under such proxy.

                                    By Order of the Board of Directors


                                    Donald D. Heupel
                                    President

October 7, 1999

President's Message

PRESIDENT'S MESSAGE TO OUR STOCKHOLDERS

The fiscal year ended July 31, 1999, was another year of record sales for Universal Mfg. Co. Earnings, however, did not match the previous few years.

Total sales were $19,511,446, which is slightly less than a 1% increase from the year before. Sales of remanufactured transmission and engine assemblies increased. Also, sales of a new line this year, Motorcraft branded products, added to the sales total. Sales increases of these products offset the decreases in sales of several other parts lines such as brake shoes, water pumps, starters, and alternators.

Earnings per share of outstanding common stock for the fiscal year ended July 31, 1999, was $.57. This compares with $1.34 earned in 1998, and $1.41 in 1997. Earnings were reduced due to the lower margins of the Ford Motor Company (Ford) distribution program, and to the higher sales and distribution costs incurred to meet Ford distribution standards.

In October 1998, Universal Mfg. Co. signed a new Sales Agreement with the Ford Motor Company, which establishes the Company as a Ford Authorized Distributor (FAD). As a FAD, we distribute Ford branded remanufactured products and Motorcraft branded products to Ford and Lincoln-Mercury dealers. We have exclusive distribution rights for remanufactured power-train components such as engines and transmissions, but compete with other FADs for the distribution of remanufactured small parts and Motorcraft parts.

In order to meet the service requirements and to be competitive, the Company has made a significant investment in distribution capability. To service Des Moines, Iowa, and the surrounding territory, we moved into a larger warehouse facility. In Peoria, Illinois, we constructed an addition to our warehouse which nearly doubled its size. We have also added to our truck fleet and to our warehouse staff at all locations and we now provide daily delivery service to about a third of our Ford dealer customers.

Sales of Motorcraft products began in November 1998 and accounted for 5% of the Company's total sales for the 1999 fiscal year. However, at the end of the fiscal year, the rate of Motorcraft sales equaled 10% of Company's total sales. Additional growth of this line and the distribution of other product lines is planned to increase sales volume and thereby improve earnings.

Late in the fiscal year, the Company separated its manufacturing and distribution functions by establishing Universal Distribution LLC. The Company anticipates that distribution of products provided by outside vendors will continue to increase and comprise a significant part of the Company's business. We believe that the establishment of Universal Distribution LLC will further facilitate the growth of the Company's current distribution business. Based on current and anticipated future growth of the Company's distribution operations, we added Steve Nelson as Director of Distribution Operations in July 1999.

As part of the Ford strategy to improve distribution by the establishment of FADs, Ford deauthorized several product lines which Universal Mfg. Co. has historically remanufactured, and the Company anticipates that Ford will deauthorize additional lines. As a result, sales of products produced at our manufacturing facility have been reduced, as has been sales to other Ford Authorized Remanufacturers. In response to this reduction, we are working with several original equipment manufacturers to develop strategies for supplying products for their remanufacturing programs. In addition, we have all-make capability of several product lines for sale into the independent aftermarket, and have formed agreements with manufacturer's representatives to market these products. We have completed the cataloging of these lines, and are making the catalogs available on a national electronic catalog system. In addition, we have retained a market development firm to assist in the marketing of these products.

In April 1999, QS-9000/ISO-9002 certification was achieved. This quality rating is very important as we introduce our products to new markets, as it immediately identifies our quality capabilities. Also in fiscal 1999, we established a website (www.remanufacturedparts.com). This website introduces the Company, its products, and its capabilities, and will be used for special promotions.

Ford's deauthorization actions resulted in increased total sales volume; however, increased competition and the reduced margins established by Ford reduced the Company's earnings for fiscal year 1999 (as expected and reported in a national press release and Form 8-K on October 20, 1998). The Company's management team and Board of Directors has been hard at work this past year formulating and implementing strategic plans for alternative manufacturing and remanufacturing activities in order to utilize its existing plant and attain other opportunities for profitable operation.

The results of the last few months of the fiscal year ended July 31, 1999 indicate improved performance. We believe that the efforts of Management and the Board of Directors are beginning to produce results.

We continue to be optimistic about the future of the Company. We anticipate continued growth in Ford distribution programs, as new product lines are added, as well as distribution to other markets. Product development efforts and continued quality improvement in manufacturing will help insure the success of the current marketing efforts for products we remanufacture.

Management is grateful to employees, customers, suppliers, and shareholders for their continued contribution to the Company. On a separate sheet you will find an invitation to our Annual Meeting, which we encourage you to attend.

Donald D. Heupel
President

ADDITIONAL INFORMATION PROVIDED BY THE COMPANY
THE COMPANY'S BUSINESS

The Company is engaged in the remanufacture and distribution of automotive engines and automotive parts. The amounts of net sales, net income, and total assets attributable to this business for each of the last five fiscal years are shown under the heading "Selected Financial Data".

The following table shows the percentage of total sales over the last three fiscal years for engines, parts, and Motorcraft branded products:

                                             1999        1998      1997
Automobile and Truck Engines                 33%         27%       28%
Automobile and Truck Parts                   62%         73%       72%
Motorcraft Branded Parts                      5%          0%        0%


The principle markets for the Company's products are automotive dealers, automotive distributors, and automotive parts distributors in the Midwest and automotive remanufacturers nationwide. The Company has no export sales business.

The following table shows the percentage of total sales by type of product and by customer:

                                              1999      1998      1997
Ford Authorized Remanufactured to Dealers     32%       48%       51%
Distribution Program to Dealers               54%       35%       32%
Parts to Other Ford Remanufacturers           13%       16%       15%
Miscellaneous Sales                            1%        1%        2%


SELECTED FINANCIAL DATA

                                                For Fiscal Years Ended July 31
                                1999          1998           1997           1996           1995
Net Sales                   $19,511,446    $19,372,976    $19,089,166    $17,678,542    $14,762,085
Income Before Taxes             635,054      1,769,874      1,971,377      1,888,950      1,319,902
Income  Taxes                   167,316        680,221        818,450        754,491        501,086
Net Income                      467,738      1,089,653      1,152,927      1,134,159        818,816
Net Income Per Share
     of Outstanding
     Common Stock                   .57           1.34           1.41           1.39           1.00

Cash Dividends Per
     Share Declared                 .65            .90           1.00            .85            .80
                            -----------    -----------    -----------    -----------    -----------
                            -----------    -----------    -----------    -----------    -----------
Total Assets                $ 8,540,344    $ 7,530,045    $ 6,443,524    $ 6,231,331    $ 5,453,419


THE COMPANY'S STOCK

The Company's stock is traded in the over-the-counter market and is listed on the NASDAQ Small-Cap Market under the trading symbol UFMG. As of September 8, 1999, there were 214 holders of record of the Company's common stock. The following table lists the dividend declarations on the Company's stock during the last two fiscal years:

          Amount                                    Amount
Date                 Per Share          Date                 Per Share
September 22, 1998     $.20             October 29, 1997        $.25
January 19, 1999        .15             January 20, 1998         .25
April 20, 1999          .15             April 21, 1998           .20
July 20, 1999           .15             July 21, 1998            .20
                       ----                                     ----
                       ----                                     ----
     1999 Total        $.65                   1998 Total        $.90


The high and low bid and asked prices for the Company's common stock during the last two fiscal years are shown in the table below:

                           HIGH                   LOW
Calendar Quarters     Bid       Asked       Bid       Asked
3rd Quarter 1997      $16       $17 1/2     $16       $17 1/2
4th Quarter 1997       17        17 1/2      15        16
1st Quarter 1998       15 3/8    16 1/4      13 3/4    15 1/2
2nd Quarter 1998       15 1/4    15 3/4      10        11
3rd Quarter 1998       10 1/2    11 1/8       9         9 3/4
4th Quarter 1998       10 1/2    11 1/4       9 1/4     9 3/4
1st Quarter 1999        9 3/4    10 1/8       6 3/8     8
2nd Quarter 1999        6 3/4     8 1/2       4 7/16    4 5/8


Information concerning stock prices has been obtained from The NASDAQ Stock Market, Inc. The above quotations may reflect inter-dealer prices and may not reflect retail mark-up, mark-down or commission or necessarily represent actual transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In fiscal 1999, Company sales increased .7%, as increases in sales of remanufactured transmission assemblies, remanufactured engine assemblies, and Motorcraft branded products offset the decrease in sales of remanufactured small parts. In fiscal 1998, Company sales increased 1.5% due to continued increases in sales to other Ford Authorized Remanufacturers and sales of Ford Remanufactured distribution products.

Remanufactured engine unit sales in fiscal year 1999 were 3092, which represents an increase of 115 units. Engine sales in fiscal 1998 were 2977.

Transmission unit sales increased by 791 in fiscal year 1999 to 4900 units. Transmission sales in fiscal 1998 were 4109, an increase of 326 over the previous year.

Fiscal 1999 was the first year of sales of Motorcraft branded parts. Sales totaled $896,075, with unit sales of 139,805.

Sales of Ford distribution products in fiscal 1999 were $10,605,806 compared to $6,770,540 in fiscal 1998. This increase was due to more product lines being included in the distribution program. Sales to other Ford Authorized Remanufacturers decreased to $2,539,721 in fiscal 1999 from $3,057,983 in fiscal 1998. This decrease is due to the deauthorization of some product lines.

In March 1999, prices were reviewed, resulting in no significant price changes. In March 1998, prices were reviewed, but again net price changes were not significant. In February 1997, prices were reviewed and selectively increased about 2.5%.

A three year agreement between the Company and the United Auto Workers, which represents the production employees, expired in May 1999. However, by mutual consent the agreement was extended one year with no changes.

Interest income for fiscal 1999 was $71,787; in fiscal 1998 it was $43,213; and in fiscal 1997 it was $49,109. Investment amounts were generally higher during fiscal 1999 than during fiscal 1998, and available investment rates were approximately the same. Investment amounts were slightly lower during fiscal 1998 than during fiscal 1997, and again available rates were approximately the same.

The following table shows the comparison for the last five fiscal years of gross profit and selling, general, and administrative expenses as a percentage of net sales. The reduced gross margin is the result of the sales mix changing to more Ford Remanufactured distribution products. The increased selling, general, and administrative expenses were due to the higher costs of meeting the standards of the Ford distribution program.

                     Gross Profit       Selling, General, and
                    As Percentage     Administrative Expenses as
Fiscal Year          Of Net Sales      Percentage of Net Sales
   1995                  21.4%                  12.8%
   1996                  21.7%                  11.4%
   1997                  20.8%                  10.8%
   1998                  19.8%                  11.0%
   1999                  15.8%                  13.7%


Earnings per share of common stock decreased $.77 due to a lower gross margin and increased selling expenses. Earnings per share of common stock decreased $.07 in fiscal 1998 also due to lower gross margin and increased selling, general, and administrative expenses . Earnings per share of common stock increased $.02 in fiscal 1997 due to increased sales volume.

In order to accommodate the increased inventories necessary to comply with the requirements of Ford, the Company sold the warehouse it owned in Des Moines, Iowa in April 1999. The sale of the Des Moines warehouse resulted in a significant gain for the Company which amounted to $177,507. The Company is now leasing a larger warehouse in Des Moines.

The ratio of current assets to current liabilities of 1.86 to 1 is lower than the ratio of 2.5 a year ago. However, most of the difference is attributable to the deferred purchase terms of Ford distribution products, so reasonable liquidity continues to be maintained. Inventories in fiscal 1999 were higher than in fiscal 1998. Our total cash and short-term investments at fiscal year-end for the past three years were:


                           Total of Cash and
Fiscal Year             Short Term Investments
   1999                       $   424,188
   1998                       $ 1,234,007
   1997                       $   881,389


It is anticipated that certain capital expenditures will be required to increase the current level of business and service. Continued growth in distribution programs will require investment in additional inventories. Management believes that some debt may be required to make the transition to higher levels of inventory and to finance future capital needs.

The process of incorporating the change in Ford's distribution program continues, as more products which were remanufactured are deauthorized, and as more product lines are made available for distribution. The Company is uncertain which products will be included in future remanufacturing activities, and what distribution opportunities will be available in the future.

In connection with the complaint filed by the Environmental Protection Agency
(EPA) described in Note 6 of the Notes to Consolidated Financial Statements, the Company accrued an expense of $149,725 in fiscal 1994 to account for clean up costs or additional penalty as provided in the settlement agreement with the Environmental Protection Agency (EPA). Portions of this amount were expended in each of fiscal 1994, 1995, and 1999.

The Company had no bank borrowings during the fiscal year ended July 31, 1999.

UNIVERSAL DISTRIBUTION LLC

Due to the substantial growth in its distribution operations, the Board of Directors authorized the organization of a separate limited liability company to effect the separation of the manufacturing and distribution operations of the Company. On June 17, 1999, the Company filed Articles of Organization for "Universal Distribution LLC" and the Nebraska Secretary of State's Office issued a Certificate of Organization. The Company owns a ninety-nine percent (99%) membership interest in Universal Distribution LLC and Mr. Donald D. Heupel owns the remaining one percent (1%) membership interest. The Company is also the manager of Universal Distribution LLC. Profits and losses from Universal Distribution LLC are allocated to the members based on their capital accounts and thus, the Company will receive ninety-nine percent (99%) and Mr. Heupel will receive one percent (1%) of the profits and losses.

In order to capitalize Universal Distribution LLC and to enable the newly organized entity to commence distribution operations, Universal Mfg. Co. made an initial capital contribution of $99,000 and transferred approximately $2,709,566.00 worth of cash and inventory to Universal Distribution LLC. Title to all other assets, including, without limitation, all land, buildings, machinery and equipment remains with Universal Mfg. Co. In exchange for his one percent (1%) membership interest, Mr. Heupel made an initial capital contribution of $1,000 and contributed an additional $27,095.66.

The Company loaned Mr. Heupel the principal sum of $27,095.66 pursuant to a Loan Agreement and Promissory Note dated July 31, 1999. The loan enabled Mr. Heupel to satisfy the supplemental capital call made by the Company as the controlling member of Universal Distribution LLC. The Promissory Note is payable in five equal annual installments and the unpaid principal balance accrues interest until maturity at an annual rate of 5.82%. Thereafter, any unpaid principal and interest due on the Promissory Note will bear interest until paid at the rate of 8% per annum. The Loan Agreement further obligates the Company to loan Mr. Heupel additional funds to satisfy future capital calls on substantially the same terms and conditions.

YEAR 2000 DISCLOSURE

Computer programs written over the past twenty-five years with a 2-digit standard, rather than 4-digits, have caused the year 2000 predicament we are in today. "Year fields" are assigned 2-digits instead of 4-digits in computer software programs throughout the world. The 2-digit year standard was employed to save expensive storage space and reduce keystrokes. The use of 2-digit years is widespread, including software programs, data files, electronic interchange systems and micro code embedded in purchased hardware and equipment. Like all businesses, the Company is faced with the challenges of modifying its software, hardware, firmware, and equipment to make it correctly store, sort, calculate, and process date data before, during, and after January 1, 2000.

In fiscal year 1998, through routine upgrades, the Company made the computer software programs and equipment utilized at the Company's facilities year 2000 compliant. These upgrades include, but are not limited to, the manufacturing, financial and accounting, invoicing, production, sales, and warehouse management systems. The Company has not incurred significant identifiable costs as a result of the upgrade of its internal system to year 2000 compliance.

The Company has investigated the year 2000 status of the Company's non-information/technology systems ("Non-IT Systems") which includes phones, voice mail, heating/air conditioning, electricity, security systems, and lift trucks. Letters and communications received from the manufacturers or suppliers for the Company's Non-IT Systems indicate that the Company's Non-IT Systems are currently year 2000 compliant. The Company will continue to investigate to confirm that all Non-IT Systems are in fact year 2000 compliant.

In addition to reviewing its internal systems, the Company initiated formal communications with its mission-critical outside vendors, distributors, suppliers, customers, and freight carriers (collectively "Suppliers") to determine whether they are year 2000 compliant and to attempt to identify any potential issues for the Company. The Company has received responses from almost all of its mission-critical Suppliers indicating that the year 2000 should not interrupt the flow of goods or services to the Company. The interdependent relationship between the Company and these Suppliers makes the Company vulnerable to the Suppliers' failure to remediate their own year 2000 issues. If these Suppliers do not achieve year 2000 compliance before the end of 1999, the Company may experience a variety of problems which may have a material adverse effect on the Company.

To the extent the Company's vendors are not year 2000 compliant, such vendors may fail to deliver ordered materials and products to the Company and may fail to bill the Company properly and promptly. Consequently, the Company may not have the correct inventory to send to its customers and may experience a shortage of inventory. Any disruption in manufacturing services provided by the Company as a result of year 2000 noncompliance could materially adversely affect the Company's business, financial condition, and results from operations.

Management is committed to devoting the appropriate resources to ensure a timely year 2000 solution and will continue to test current and new versions of the Company's computer software and equipment, and will work with necessary third parties.

FORWARD LOOKING STATEMENT SAFE HARBOR

Statements that are not historical facts, including without limitation, statements about our confidence, strategies, expectations and beliefs, technologies and opportunities, industry and market segment growth, demand and acceptance of new and existing products, and return on investments in products and markets are forward looking statements that involve risks and uncertainties, including, without limitation, the affect of general economic and market conditions, customer requirements for our products, the continuing strength of the automotive industry, competitive pricing, maintenance of our current momentum, weather conditions and other factors.

INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Universal Mfg. Co.:

We have audited the accompanying consolidated balance sheets of Universal Mfg. Co. and subsidiary (Company) as of July 31, 1999 and 1998 and the related consolidated statements of income and retained earnings and of cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999 in conformity with generally accepted accounting principles.






Des Moines, Iowa
August 27, 1999

UNIVERSAL MFG. CO. AND SUBSIDIARY


CONSOLIDATED BALANCE SHEETS
JULY 31, 1999 AND 1998

----------------------------------------------------------------------------------------------------

ASSETS                                                                      1999             1998
CURRENT ASSETS:
  Cash and cash equivalents                                             $   424,188      $ 1,234,007
  Accounts receivable                                                     2,559,918        2,141,099
  Inventories                                                             3,620,018        2,611,961
  Income taxes recoverable                                                                    23,545
  Prepaid expenses                                                           12,027           19,798
                                                                        -----------      -----------
           Total current assets                                           6,616,151        6,030,410
                                                                        -----------      -----------

DEFERRED INCOME TAXES                                                       277,505           24,188
                                                                        -----------      -----------

PROPERTY:
  Land                                                                      120,499          120,499
  Buildings                                                               1,352,776        1,406,747
  Machinery and equipment                                                 1,038,810        1,013,923
  Furniture and fixtures                                                    304,083          264,924
  Trucks and automobiles                                                    755,590          870,579
  Construction in progress                                                  341,155
                                                                        -----------      -----------
           Total property                                                 3,912,913        3,676,672
  Less accumulated depreciation                                          (2,266,225)      (2,201,225)
                                                                        -----------      -----------
           Property - net                                                 1,646,688        1,475,447
                                                                        -----------      -----------

                                                                        $ 8,540,344      $ 7,530,045
                                                                        -----------      -----------
                                                                        -----------      -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                      $ 3,089,945      $ 2,199,744
  Dividends payable                                                         122,400          163,200
  Income taxes payable                                                      226,989
  Accrued payroll taxes                                                      41,195           27,828
  Accrued compensation                                                       59,443           81,495
  Accrued local taxes                                                        18,625           17,570
                                                                        -----------      -----------
           Total current liabilities                                      3,558,597        2,489,837
                                                                        -----------      -----------

MINORITY INTEREST IN SUBSIDIARY                                               4,201
                                                                        -----------      -----------

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value - authorized, 2,000,000 shares; issued
    and outstanding, 816,000 shares                                         816,000          816,000
  Additional paid-in capital                                                 17,862           17,862
  Retained earnings                                                       4,143,684        4,206,346
                                                                        -----------      -----------
           Total stockholders' equity                                     4,977,546        5,040,208
                                                                        -----------      -----------

                                                                        $ 8,540,344      $ 7,530,045
                                                                        -----------      -----------
                                                                        -----------      -----------


                See notes to consolidated financial statements.

UNIVERSAL MFG. CO. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
THREE YEARS ENDED JULY 31, 1999

------------------------------------------------------------------------------------------------------------

                                                                     1999           1998            1997
NET SALES                                                       $ 19,511,446    $ 19,372,976    $ 19,089,166

COST OF GOODS SOLD                                                16,438,008      15,532,466      15,111,618
                                                                ------------    ------------    ------------

GROSS PROFIT                                                       3,073,438       3,840,510       3,977,548

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                       2,666,512       2,132,669       2,068,321
                                                                ------------    ------------    ------------

INCOME FROM OPERATIONS                                               406,926       1,707,841       1,909,227

OTHER INCOME:
  Interest income                                                     71,787          43,213          49,109
  Gain on sales of property                                          159,535           4,589           2,459
  Other                                                                    7          14,231          10,582
                                                                ------------    ------------    ------------
           Total other income                                        231,329          62,033          62,150
                                                                ------------    ------------    ------------

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES                     638,255       1,769,874       1,971,377

MINORITY INTEREST                                                      3,201
                                                                ------------    ------------    ------------

INCOME BEFORE INCOME TAXES                                           635,054       1,769,874       1,971,377

INCOME TAXES                                                         167,316         680,221         818,450
                                                                ------------    ------------    ------------

NET INCOME                                                           467,738       1,089,653       1,152,927

RETAINED EARNINGS, BEGINNING OF YEAR                               4,206,346       3,851,093       3,514,166

LESS CASH DIVIDENDS - ($.65, $.90, and $1.00 per share
     in 1999, 1998 and 1997, respectively)                           530,400         734,400         816,000
                                                                ------------    ------------    ------------

RETAINED EARNINGS, END OF YEAR                                  $  4,143,684    $  4,206,346    $  3,851,093
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------

BASIC AND DILUTED EARNINGS PER COMMON SHARE                     $       0.57    $       1.34    $       1.41
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------


See notes to consolidated financial statements.

UNIVERSAL MFG. CO. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE YEARS ENDED JULY 31, 1999

-------------------------------------------------------------------------------------------------------------

                                                                     1999            1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $    467,738    $  1,089,653    $  1,152,927
  Adjustments to reconcile net income to net cash flows
    from operating activities:
    Depreciation                                                     236,296         196,186         190,749
    Deferred income taxes                                           (253,317)         20,020          (1,879)
    Gain on sales of property                                       (159,535)         (4,589)         (2,459)
    Minority interest in subsidiary                                    3,201
    Effect of changes in operating assets and liabilities:
      Accounts receivable                                           (418,819)       (256,182)       (229,925)
      Inventories                                                 (1,008,057)       (199,249)         67,001
      Income taxes recoverable                                        23,545            (365)        (23,180)
      Prepaid expenses                                                 7,771          51,131         (20,647)
      Accounts payable                                               890,201         780,019         (88,219)
      Accrued payroll taxes                                           13,367           2,884          14,405
      Income taxes payable                                           226,989               -         (56,790)
      Accrued compensation                                           (22,052)         (6,136)         (2,415)
      Accrued local taxes                                              1,055          (4,699)          8,285
                                                                ------------    ------------    ------------
           Net cash flows from operating activities                    8,383       1,668,673       1,007,853
                                                                ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property                                    203,116          19,050          88,400
  Purchases of property                                             (451,118)       (559,905)       (332,936)
                                                                ------------    ------------    ------------
           Net cash flows from investing activities                 (248,002)       (540,855)       (244,536)
                                                                ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of dividends                                              (571,200)       (775,200)       (816,000)
  Proceeds from issuance of minority interest in subsidiary            1,000
                                                                ------------    ------------    ------------
           Net cash flows from financing activities                 (570,200)       (775,200)       (816,000)
                                                                ------------    ------------    ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                             (809,819)        352,618         (52,683)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       1,234,007         881,389         934,072
                                                                ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                          $    424,188    $  1,234,007    $    881,389
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for income taxes                    $    170,099    $    662,445    $    898,426
                                                                ------------    ------------    ------------
                                                                ------------    ------------    ------------




SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

   As discussed in Note 3, the Company advanced $27,379 to its president which, together with $1,000 cash, were contributed to Universal Distribution LLC in exchange for a 1% ownership.

See notes to consolidated financial statements.

UNIVERSAL MFG. CO. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED JULY 31, 1999
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF OPERATIONS - Universal Mfg. Co. and subsidiary (Company) is engaged in the business of remanufacturing and distributing, on a wholesale basis, engines and other automotive parts for Ford, Lincoln and Mercury automobiles and trucks. Remanufactured engines for non-Ford vehicles are also marketed on a limited basis. During the year ended July 31, 1999, Ford deauthorized the remanufacturing of several automotive parts which were being remanufactured by the Company. On October 1, 1998, the Company signed a new sales agreement with Ford Motor Company (Ford) authorizing the Company to be a Ford authorized distributor. The Company purchases the majority of its new raw materials and distribution product from Ford. The principal markets for the Company's products are automotive dealers and jobber supply houses located in the Midwest.

      PRESENTATION - The accompanying consolidated financial statements include the accounts of Universal Mfg. Co. and its subsidiary, Universal Distribution LLC. Universal Distribution LLC, owned 99% by Universal Mfg. Co. and 1% by the Company's president, was established on June 30, 1999 to operate the Company's distribution operations. The remanufacturing operations remained within Universal Mfg. Co. All intercompany balances and transactions have been eliminated in consolidation.

      CASH EQUIVALENTS - The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

      INVENTORIES - Inventories are stated at the lower of cost, determined on a last-in, first-out (LIFO) basis or market.

      PROPERTY - Property is depreciated generally using accelerated methods over the following estimated lives:


        ASSETS                                               LIVES
        Buildings                                          10-20 years
        Machinery and equipment                             7-10 years
        Furniture and fixtures                               5-7 years
        Trucks and automobiles                               3-5 years

      Maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized and depreciated over their estimated useful service lives. Gains or losses are recognized at the time of disposal.

      LONG-LIVED ASSETS - The Company reviews the carrying amount of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

      ACCRUED WARRANTY COSTS - The Company accrues estimated future warranty claims based on historical experience.

      REVENUE RECOGNITION - Revenues are recognized upon shipment of products.

      INCOME TAXES - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities.

      USE OF ESTIMATES - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FINANCIAL INSTRUMENTS - Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the values at which they are recorded are considered to be reasonable estimates of their fair values.

      EARNINGS PER SHARE - Earnings per share have been computed on the weighted average number of shares outstanding during each respective year (816,000 shares).

      NEWLY-ISSUED ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 1999. The Company has not yet determined the financial statement impact of adopting FASB 133.

2.    INVENTORIES

      The major classes of inventory are as follows:

                                                     1999           1998
           Product cores                         $2,286,891    $1,169,485
           Raw materials                            315,861       470,768
           Finished engines                         287,779       336,941
           Finished small parts                   1,351,866       634,767
                                                 ----------    ----------
                                                  4,242,397     2,611,961
           Obsolescence reserve                    (622,379)
                                                 ----------    ----------

                                                 $3,620,018    $2,611,961
                                                 ----------    ----------
                                                 ----------    ----------



      If inventories were valued at the lower of cost (first-in, first-out method) or market, inventories would have been $6,601,714 and $5,655,407 at July 31, 1999 and 1998, respectively.

3.    NOTE RECEIVABLE - OFFICER

      During the year ended July 31, 1999, the Company exchanged a 1% interest in Universal Distribution LLC for a note receivable of $27,379 from its president plus $1,000 cash. The note is payable in annual installments of $6,401, including interest at 5.82%, through August 1, 2004. The note has been netted against minority interest in the accompanying consolidated balance sheet.

4.    INCOME TAXES

      The provision for income taxes consists of the following for the years ended July 31:

                                                   1999        1998         1997
           Current income taxes                  $ 420,633    $660,201    $820,329
           Deferred income taxes                  (253,317)     20,020      (1,879)
                                                 ---------    --------    --------

           Income tax provision                  $ 167,316    $680,221    $818,450
                                                 ---------    --------    --------
                                                 ---------    --------    --------



      Deferred tax assets are comprised of the following at July 31:

                                                                  1999        1998
           Inventory obsolescence                               $248,951
           Depreciation                                          (24,384)   $(30,480)
           Uniform inventory capitalization                       26,299      12,867
           Vacation pay accruals                                  16,956      11,770
           EPA liability                                           8,010      23,885
           Other                                                   1,673       6,146
                                                                --------    --------

           Deferred income taxes                                $277,505    $ 24,188
                                                                --------    --------
                                                                --------    --------



      A reconciliation between statutory and effective tax rates is as follows:


                                                   1999          1998           1997
           Income before income taxes            $635,054    $1,769,874    $ 1,971,377
           Statutory rate                              34%           34%            34%
                                                 ---------   -----------   ------------
           Income taxes at statutory rates        215,918       601,757        670,268
           Tax effect of:
             State taxes                           48,899       130,074        159,387
             State tax refunds - prior years      (50,000)
             Other                                (47,501)      (51,610)       (11,205)
                                                 --------    ----------    -----------

           Total income taxes                    $167,316    $  680,221    $   818,450
                                                 --------    ----------    -----------
                                                 --------    ----------    -----------



5.    401(k) PLAN

      The Company sponsors a 401(k) plan which covers substantially all non-union employees. Company matching contributions are at the discretion of management. Total expenses under the plan were $29,498, $42,790 and $20,667 for the years ended July 31, 1999, 1998 and 1997, respectively.

6.    EPA PROJECT COSTS

      In February, 1991, the Company was served with a complaint from the United States Environmental Protection Agency (EPA) which contained eight counts of alleged violations of the Resource Conservation and Recovery Act of 1976 and the Hazardous Solid Waste Amendments of 1984. The complaint alleged, among other things, that the Company failed to adequately test and properly transport certain residue of hazardous wastes which it was treating at its facility. The Company entered into a Consent Agreement and Consent Order with the EPA dated May 6, 1994, which provided for settlement of this complaint.

      This settlement called for payment of a civil penalty of $32,955, and for the completion of certain remedial projects, estimated to cost $149,725. Total amounts paid through July 31, 1999 were $129,701. The remaining amount of $20,024 is recorded as a liability in the accompanying consolidated financial statements.

      On June 10, 1998, the Company received notice from the EPA authorizing submission of a proposal for treatment on additional contamination found after the initial hazardous waste was removed. The EPA approved that costs related to studies for the removal of the additional contamination could be offset against the remaining liability, if approved. On August 6, 1998, the Company received a proposal to study the additional contamination with an estimated cost approximating the liabilities recorded at July 31, 1999 and 1998.

7.    CREDIT ARRANGEMENTS

      The Company has a $500,000 line of credit with a local bank. Advances under this line of credit bear interest at an annual rate of 7.5%. The line of credit expires on April 17, 2000. At July 31, 1999, there were no outstanding borrowings under this facility.

8.    OPERATING LEASES

      The Company has entered into lease agreements for five trucks. Each operating lease provides for monthly payments ranging from $880 to $913 through April 2002. The Company has also entered into a lease agreement for a warehouse. The operating lease provides for monthly base rent payments of $3,732, plus an allocation of lessor operating expenses, currently $1,289 per month, through November 2001. Rent expense for the year ended July 31, 1999 totaled $67,968.

      Future minimum lease payments under noncancellable operating leases are as follows:

     Year ending July 31

     2000                                        $   112,705
     2001                                            112,705
     2002                                             44,738
                                                 -----------
                                                 $   270,148
                                                 -----------
                                                 -----------





9.    SEGMENT INFORMATION

      Beginning with the formation of Universal Distribution LLC on June 30, 1999 (see note 1), the Company has two operating segments: manufacturing and distribution. Operating segments are determined on the basis of product and legal entity. The manufacturing segment remanufacturers various automotive parts. The distribution segment purchases and distributes finished engines and other automotive parts. Both segments sell their product primarily to Ford automobile dealers located in the Midwest.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). Allocations of certain administrative expenses are made between segments. Selected financial information for each segment as of and for the year ended July 31, 1999, is presented below. Information regarding the distribution segment is from June 30, 1999 forward.

                                                Manufacturing   Distribution      Total

           Revenues                              $17,834,749    $ 1,676,697    $19,511,446
           Interest income                            69,118          2,669         71,787
           Depreciation expense                      225,694         10,602        236,296
           Income tax expense                         83,814         83,502        167,316
           Net income                                234,306        233,432        467,738
           Total assets                            1,120,995      7,419,349      8,540,344
           Purchases of property                     451,118                       451,118


------------------------------------------------------------------------------
EXECUTIVE OFFICERS
------------------------------------------------------------------------------

DONALD D. HEUPEL           HAROLD J. PURSLEY              T. WARREN THOMPSON
     President          Vice President & Treasurer               Secretary


------------------------------------------------------------------------------
DIRECTORS
------------------------------------------------------------------------------

RICHARD R. AGEE, Owner and                  HELEN ANN MCHUGH,
     General Manager                          Account Executive
     Agee's Automotive Repair                 SFI, LLC
       & Parking
     Lincoln, Nebraska                           Sante Fe Springs, California

DONALD D. HEUPEL, President of the          HARRY W. MEGINNIS, Retired
     Company Algona, Iowa                        Palm City, Florida

RICHARD E. MCFAYDEN, Partner                THOMAS W. RASMUSSEN, Field Service
     Perrigrine Partners, a Real                 Engineer
     Estate &                                    MSX International
       Investment partnership                    Denver, Colorado

     Professor of Business and Associate
       Director of Student Services, Buena
       Vista University                      T. WARREN THOMPSON, Commercial
                                                 Real Estate Broker
     Omaha, Nebraska                             Wahoo, Nebraska

                              UNIVERSAL MFG. CO.
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 16, 1999

The undersigned hereby constitutes and appoints Harry W. Meginnis and T. Warren Thompson, or either of them, or any substitute appointed by either of them, the undersigned's agents, attorneys and proxies to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of UNIVERSAL MFG. CO. to be held at The Sheraton Hotel, formerly the Westin Aquila Hotel, 1615 Howard Street, Omaha, Nebraska, on the 16th day of November, 1999, at 10:00 a.m., or at any adjournment thereof.

(1) Election of Directors
      / / FOR the following nominees, for the terms of office designated in the Company's Proxy Statement, except those listed in the blank space below: Richard R. Agee, Richard E. McFayden, Helen Ann McHugh, Thomas W. Rasmussen
           ____________________________________________________________________
      / /  WITHHOLD authority to vote for the above-listed nominees.
           INSTRUCTIONS: To withhold authority to vote for any specific nominee or nominees, the name of such nominee or nominees for whom authority is to be withheld should be printed on the blank line provided above. To withhold authority to vote for all of the above-listed nominees, the box next to the word "WITHHOLD" should be marked.

(2) Independent Shareholder's Proposal as set forth in the 1999 Proxy
    Statement:  / / FOR  / / AGAINST

(3) In their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL (1), IT WILL BE VOTED FOR SUCH PROPOSAL. IF NO DIRECTION IS INDICATED, WITH RESPECT TO PROPOSAL (2), IT WILL BE VOTED AGAINST SUCH PROPOSAL.

DATED: _______________, 1999.

                                            _____________________________
                                                      Signature


                                            _____________________________
                                                      Signature

                                              (When signing as attorney,
                                              executor, administrator,
                                              trustee, guardian or
                                              conservator, or officer of a
                                              corporation, give full title. All
                                              joint tenants must sign.)